Exhibit 99.1

News Announcement

CONTACT:

Star Group, L.P. Chris Witty

Investor Relations Darrow Associates

203/328-7310 646/438-9385 or cwitty@darrowir.com

FOR IMMEDIATE RELEASE

Star Group, L.P. Adopts Unitholder Rights Plan

STAMFORD, Conn., March 24, 2023 -- Star Group, L.P. (the “Company” or “Star”) (NYSE:SGU), a home energy distributor and services provider, today announced that it has adopted a Unitholder Rights Plan (the “Plan”).

The Plan is similar to plans adopted by other public companies, and is intended to protect the interests of the Company and all unitholders by reducing the likelihood that any entity, person or group gains control of the Company through open-market accumulation or other means without payment of an adequate control premium. The Plan also helps ensure that the Board has sufficient time to make informed, deliberate decisions that are in the best interests of the Company and all unitholders. The Plan has not been adopted in response to any specific takeover bid or other proposal to acquire control of the Company, and is not intended to deter offers that are fair and otherwise in the best interests of all unitholders.

In accordance with the Plan, the General Partner of the Company has authorized and declared a distribution of one unit purchase right (a “Right”) on each outstanding Common Unit and General Partner Unit of the Company as of the close of business on April 4, 2023 (the “Record Date”), with each Right representing the right to purchase one Common Unit on the terms and conditions of the Plan. Under the Plan, the Rights will initially trade together with Star’s Common Units and will not be exercisable until the occurrence of certain events relating to the acquisition of 15% or more of the outstanding common units by a person, entity or group in a transaction not approved by the Board. The Rights will expire on March 24, 2028, unless earlier redeemed, exchanged or amended by the General Partner.

If a person, entity or group beneficially owns 15% or more of the outstanding Common Units prior to the Company’s announcement of its adoption of the Plan, then that person’s, entity’s or group’s existing ownership percentage will be grandfathered, although the rights will become exercisable if at any time after the announcement of the adoption of the Plan such person, entity or group increases its ownership of Common Units by more than 0.1% of the outstanding Common Units (excluding increases solely as a result of unit repurchases by the Company).

The issuance of the Rights is not a taxable event, will not affect the reported financial condition or results of operations (including earnings per unit) of Star and will not change the manner in which the Common Units are currently traded.

Additional information regarding the Plan will be contained in a Form 8-K to be filed by Star with the U.S. Securities and Exchange Commission.

About Star Group, L.P.

Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides plumbing services, primarily to its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. We believe Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast and Mid-Atlantic U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including the impact of geopolitical events, such as the war in the Ukraine, and its impact on wholesale product cost volatility, the price and supply of the products that we sell, our ability to purchase sufficient quantities of product to meet our customer’s needs, rapid increases in levels of inflation approaching 40-year highs, uncertain economic conditions, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, the effect of weather conditions on our financial performance, our ability to obtain new customers and retain existing customers, our ability to make strategic acquisitions, the impact of litigation, natural gas conversions, the impact of the novel coronavirus, or COVID-19, pandemic and future global health pandemics, on US and global economies, future union relations and the outcome of current and future union negotiations, the impact of current and future governmental regulations, including climate change, environmental, health, and safety regulations, the ability to attract and retain employees, customer credit worthiness, counterparty credit worthiness, marketing plans, cyber-attacks, increases in interest rates, global supply chain issues, labor shortages and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading “Risk Factors” and “Business Strategy” in our Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended September 30, 2022. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Company’s Form 10-K and our Quarterly

Reports on Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.